NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

PEEKAY BOUTIQUES, INC.

CUSIP NO. 705384 20 4

AUTHORIZED COMMON STOCK: 50,000,000 SHARES
PAR VALUE: $0.0001

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of **Peekay Boutiques, Inc.** Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

Janet Mathews
CFO


PEEKAY BOUTIQUES, INC.
CORPORATE
Seal
NEVADA

Lisa Berman
CEO

Countersigned & Registered: Globex Transfer, LLC
(813) 344-4490

By________________________
Authorized Signature